Exhibit 10.1

OFFICE LEASE

[AMBERGLEN]

by and between

EQUASTONE AMBERGLEN, LLC,

a Delaware limited liability company

as Landlord,

and

PLANAR SYSTEMS, INC.,

an Oregon corporation

as Tenant.

Amberglen
Planar Systems

[AMBERGLEN]

SUMMARY OF BASIC LEASE INFORMATION

The parties hereto agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office buildings located at 1400 NW Compton Drive, Beaverton, Oregon. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE	DESCRIPTION
(References are to the Office Lease)

1. Date:	September 20, 2007.

2. Landlord:	EQUASTONE AMBERGLEN, LLC,
a Delaware limited liability company

3. Address of Landlord	8910 University Center Lane, Suite 500
(Section 30.11):	San Diego, California 92122
Attn: Ron Lack

with a copy to:

8910 University Center Lane, Suite 500
San Diego, California 92122
Attn: Senior Counsel

4. Tenant:	PLANAR SYSTEMS, INC.,
an Oregon corporation.

5. Address of Tenant	1195 Northwest Compton Drive
(Section 30.11):	Beaverton, Oregon 97006-1992
Attention: General Counsel

6. Premises (Article 1):	Approximately 37,487 rentable square feet of space located in Suite 100 on the ground floor of the Building located and addressed at 1400 NW Compton Drive, as set forth in Exhibit A attached hereto.

7. Term (Article 2).

7.1 Lease Term:	Five (5) years and three (3) months. If the Lease Commencement Date occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

7.2 Lease Commencement Date:	November 1, 2007

7.3 Option(s) to Extend:	One, 5 year Option to Extend.

Amberglen
(i)	Planar Systems

8. Base Rent (Article 3):

Lease Month	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
*1-12	$57,792.46	$18.50
13-24	$59,823.00	$19.15
25-36	$61,916.03	$19.82
37-48	$64,071.53	$20.51
49-60	$66,320.75	$21.23
61-63	$68,632.45	$21.97

* Subject to abatement as provided in Article 3 below.

9. Additional Rent (Article 4).

9.1 Expense Stop:	$7.00 per square foot of the Premises per Calendar Year.

9.2 Tenant’s Share:	Approximately 51.61%. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building, which is 72,642 (subject to adjustment pursuant to Section 1.3 of the Lease).

10. Prepaid Base Rent	$57,792.46 for the first (1st ) full month of the Lease Term.
(Article 3)

11. Security Deposit (Article 22):	$68,632.45 (Landlord will credit any unused portion of the security deposit under the Existing Lease to this Security Deposit payable hereunder)

12. Parking Pass Ratio (Article 28):	3.57 parking passes for every 1,000 rentable square feet of the Premises.

13. Broker	Capacity Commercial (for Landlord)
(Section 30.21):	Cresa Partners (for Tenant)

Amberglen
(ii)	Planar Systems

Amberglen
(i)	Planar Systems

Page
EXHIBITS

EXHIBIT A	OUTLINE OF FLOOR PLAN OF PREMISES
EXHIBIT B	TENANT WORK LETTER
EXHIBIT C	RULES AND REGULATIONS

Amberglen
(ii)	Planar Systems

INDEX

Page(s)
Abatement Event	9
Abatement Notice	9
Additional Rent	4
Affiliate	17
Affiliated Assignee	18
Affiliated Parties	28
Alterations	11
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base Rent	4
Base, Shell and Core	Exhibit B
Blocked Parties	28
Brokers	27
Calendar Year	4
Code	Exhibit D
Common Areas	1
Construction Drawings	Exhibit D
Contamination	24
Contractor	Exhibit D
Control	18
Damage Termination Date	15
Damage Termination Notice	15
Election Date	2
Eligibility Period	10
Engineers	Exhibit D
Environmental Law	24
Environmental Permits	24
Estimate	6
Estimate Statement	6
Estimated Excess	6
Excess	4
Executive Order	28
Expense Stop	4
Expense Year	5
Final Retention	Exhibit C
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Refusal Notice	1
First Refusal Space	1
Force Majeure	26
Hazardous Material	24
Holidays	8
HVAC	8
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Indemnified Claims	12
Insurance Expenses	5
Interest Notice	3
Landlord	1
Landlord Coordination Fee	Exhibit D
Landlord Indemnified Parties	12
Lease	1
Lease Commencement Date	2
Lease Term	2
Lease Year	2
Notices	26
OFAC	28
Operating Expenses	5
Option Notice	3
Option Rent	3
Option Rent Notice	3

Amberglen
(i)	Planar Systems

Page(s)
Option Term	3
Original Tenant	1
Outside Agreement Date	3
Package Units	10
Parking Facilities	1
Patriot Act Related Laws	28
Permits	Exhibit D
Premises	1
Real Property	1
Renovations	27
Rent	4
Review Period	7
Rules and Regulations	7
Security Deposit	21
Signage	22
Signage Specifications	22
Specifications	Exhibit D
Standard Improvement Package	Exhibit D
Statement	6
Subject Space	16
Subleasing Costs	17
Summary	1
Superior Leases	1
Superior Rights	1
Systems and Equipment	6
Tax Expenses	6
Tenant	1
Tenant Improvements	1
Tenant Parties	12
Tenant’s Agents	Exhibit C
Tenant’s Election Notice	2
Tenant’s Share	6
Terms	1
Transfer Notice	16
Transfer Premium	17
Transferee	16
Transfers	16
Utility Expenses	6

Amberglen
(ii)	Planar Systems

[AMBERGLEN]

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between EQUASTONE AMBERGLEN, LLC, a Delaware limited liability company (“Landlord”), and PLANAR SYSTEMS, INC., an Oregon corporation (“Tenant”).

1.	REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building(s) known as Amberglen located and addressed at 1400 NW Compton Drive, Beaverton, Oregon (collectively, the “Building”). The Building, the parking facilities serving the Building from time to time (“Parking Facilities”), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (“Common Areas”). Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property so long as such changes do not materially and adversely affect Tenant’s use or occupancy of the Premises.

1.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, if applicable, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease and the Tenant Work Letter, if applicable or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant’s business. Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) to be constructed pursuant to the Tenant Work Letter, if any, may be collectively referred to herein as the “Tenant Improvements.”

1.3 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, Landlord and Tenant hereby stipulate that the Premises contains the number of square feet set forth in Section 6 of the Summary.

1.4 Right of First Refusal. Landlord hereby grants to the original Tenant named in this Lease (the “Original Tenant”) or an Affiliated Assignee, during the initial Lease Term only, a right of first refusal with respect to the remaining space in the same Building in which the Premises are located (collectively, the “First Refusal Space”). Notwithstanding the foregoing, (i) such first refusal right shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Refusal Space, and (B) as to any First Refusal Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Refusal Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenant(s) of the Superior Leases or any other leases in existence as of the date of this Lease (the rights described in items (i) and (ii), above to be known collectively, for purposes of this Section 1.4 only, as “Superior Rights”). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.4.

1.4.1 Procedure. Landlord shall notify Tenant in writing (the “First Refusal Notice”) from time to time when Landlord receives a proposal that Landlord would consider for all or any portion of the First Refusal Space, where no holder of a Superior Right desires to lease such space. The First Refusal Notice shall describe the space which is the subject of the proposal (which may include space outside of the First Refusal Space) and shall set forth the terms and conditions (including the proposed lease term) set forth in the proposal (collectively, the “Terms”). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last twelve (12) months of the initial Lease Term unless Tenant has delivered an Interest Notice pursuant to Section 2.3.2 of this Lease, nor during the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to Section 2.3.2 unless and until Tenant has delivered to Landlord the Option Notice pursuant to Section 2.3 of this Lease.

Amberglen
Planar Systems

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after receipt of the First Refusal Notice by Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity on any terms Landlord desires and Tenant’s right of first refusal with respect to the First Refusal Space specified in Landlord’s First Refusal Notice shall thereupon terminate and be of no further force or effect (provided that in the event the Terms are altered so as to reduce the Net Effective Rental Rate (as defined below) by more than five percent (5%) of the net effective rental rate listed in the Terms offered to Tenant, Landlord will again be obligated to offer the First Refusal Space to Tenant on such revised Terms and Tenant will have three (3) business days to deliver Tenant’s Election Notice as set forth above). The term “Net Effective Rental Rate” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions contained in the First Refusal Notice. If Landlord does not receive a response from Tenant in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.

1.4.3 Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such First Refusal Space. In the event the proposed term for the First Refusal Space is longer than the remaining Term of this Lease, then such amendment will appropriately extend the Lease Term as to the initial Premises to be coterminus with the First Refusal Space.

1.4.4 Termination of Right of First Refusal. The right of first refusal granted herein shall terminate as to the First Refusal Space (either all of the First Refusal Space if included in the First Refusal Notice or the portion of the First Refusal Space included in the First Refusal Notice, as the case may be) upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord in the First Refusal Notice but shall remain in effect for any subsequent availability of any portion of the remaining First Refusal Space not included in the First Refusal Notice. Landlord shall not have any obligation to deliver the First Refusal Notice if, as of the date Landlord would otherwise deliver the First Refusal Notice to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant or an Affiliated Assignee does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if any portion of the Premises has been recaptured pursuant to Section 14.4 of this Lease. In addition, at Landlord’s option, if Tenant has previously delivered Tenant’s Election Notice in accordance with Section 1.4.2 and, at any time thereafter, (i) Tenant is in default under the Lease after the expiration of any applicable notice and cure period, (ii) Tenant (or an Affiliate) does not physically occupy the entire Premises, (iii) any portion of the Premises is subject to a sublease (other than to an Affiliate), (iv) the Lease has been assigned (other than to an Affiliate), or (v) any portion of the Premises has been recaptured pursuant to Section 14.4 of the Lease, then Tenant shall not have the right to lease the First Refusal Space and Landlord will be free to lease such space to third parties.

2.	LEASE TERM

2.1 Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter attached hereto as Exhibit “B”, if applicable), and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30).

Amberglen
-2-	Planar Systems

2.2 Delays and Notice of Lease Term Dates. If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates, confirming, among other things, the Lease Commencement Date, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant.

2.3 Option Term. Landlord hereby grants to Tenant or its Affiliated Assignee, one (1) option to extend the Lease Term for a period of five (5) years (“Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.3.2 below. Tenant shall not have the rights contained in this Section 2.3 if, as of the date of the Option Notice or, at Landlord’s option, at any time between the delivery of the Option Notice and the commencement of the Option Term, Tenant is in default under this Lease after any applicable notice and cure period, Tenant or an Affiliate of Tenant does not physically occupy the entire Premises, any portion of the Premises is subject to a sublease (other than to an Affiliate), this Lease has been assigned (other than to an Affiliate), or any portion of the Premises has been recaptured pursuant to Section 14.4 below).

2.3.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the fair market rent for the Premises and the parking passes as of the commencement date of the Option Term. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in other first-class office buildings in the Sunset Corridor area of Beaverton.

2.3.2 Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord no sooner than fifteen (15) months and no later than twelve (12) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (the “Option Notice”) to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 2.3.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.3.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.3.3, as applicable, and all references herein to the Lease Term shall include the Option Term.

2.3.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Landlord’s receipt of the Option Notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.3.3.1 through 2.3.3.7 below.

2.3.3.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable office properties in the Sunset Corridor area of Beaverton, Oregon. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 2.3.1 of this Lease. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

2.3.3.2 The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

Amberglen
-3-	Planar Systems

2.3.3.3 The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.3.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.3.3.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.3.3.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.

2.3.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

3.	BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent (“Base Rent”) as set forth in Section 8 of the Summary, in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent and Additional Rent for the first five (5) full months plus the first two (2) weeks of month six (6) of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19.1 of this Lease, then as a part of the recovery set forth in Section 20 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent abated under the provisions of this Article 3. The Base Rent for the first full month of the Lease Term (or if the first full month of the Lease Term is within a free rent period, then the Base Rent for the first full month which occurs after the expiration of any free rent period) shall be paid at the time of Tenant’s execution of this Lease. If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be a proportionate amount of a full calendar month’s rental or other payment based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.

4.	ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent Tenant’s Share of the aggregate of the annual Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses that are in excess of the Expense Stop (the “Excess”). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. In the event the Building is part of a multi-building project, Landlord may allocate Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses applicable to the project as a whole among the buildings within such project on an equitable basis, consistently applied, as reasonably determined by Landlord. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Expense Stop “ shall mean the amount set forth in Section 9.1 of the Summary.

4.2.2 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

Amberglen
-4-	Planar Systems

4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Insurance Expenses” shall mean the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including any deductibles thereunder.

4.2.5 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord incurs or which accrue during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property (other than Insurance Expenses, Tax Expenses and Utility Expenses), and the cost of any capital improvements or other costs (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (B) made to the Real Property after the Lease Commencement Date that are required under any governmental law or regulation or (C) for the refurbishment or replacement of Real Property improvements or amenities or to improve or enhance security at the Real Property; provided, however, that if any such cost described in (A), (B) or (C) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. If the Building is not fully occupied during any portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building been fully occupied. Notwithstanding anything above to the contrary, Operating Expenses shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expenses payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of items considered capital improvements under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building that would not have been incurred but for such violation; (7) Landlord’s general corporate overhead (as opposed to overhead expenses related to the Building or Real Property); (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building); (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Real Property on which the Building is situated); (10) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building; (12) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (17) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if such space was vacant); (18) costs (including in connection therewith all attorneys’ fees and

Amberglen
-5-	Planar Systems

costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; and (19) costs incurred in connection with the original construction of the Building. Notwithstanding anything contained in this Lease to the contrary, the replacement of HVAC units or systems serving the Building or Premises (other than Package Units installed by or on behalf of Tenant) shall be treated as a capital item and amortized (including interest on the unamortized cost) over their useful life as reasonably determined by Landlord.

4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts, transaction privilege or any sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, Systems and Equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. Any taxes or assessments that may be paid over more than a one-year period shall be included in Tax Expenses as if such payments were made in the maximum number of installments permitted by applicable law and only the portion thereof attributable to a given year shall be in included in Tax Expenses for that year.

4.2.8 “Utility Expenses” shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered or are otherwise paid separately by tenants of the Building), including utilities for the heating, ventilation and air conditioning system for the Building and Common Areas. Utilities supplied to the Premises will be included in Utility Expenses, subject to the provisions of Section 6.2 below regarding over-standard utility use.

4.2.9 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary.

4.3 Payment of Additional Rent.

4.3.1 Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due (or within thirty (30) days of receipt if the Lease Term has expired prior to Tenant’s receipt of the Statement), the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. In the event an overpayment is made, such overpayment will be credited against the next installments of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses due, or in the event the Lease Term has expired, then any overpayment will be refunded to Tenant within thirty (30) days after the issuance of the Statement. The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4; provided that Landlord shall not be entitled to collect any items which are not billed to Tenant within one year after the expiration of the Expense Year to which such items relate; and further provided that such one year limitation shall not apply to any items which Landlord does not have notice of during such one year period (e.g., tax bills which are late in arriving from the assessor). The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2 Statement of Estimated Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”). If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this

Amberglen
-6-	Planar Systems

Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.3 Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records (pertaining to Landlord’s calculation of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses) at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to provide Tenant and the accountant with the information upon which the certification is to be based. However, if such certification by the accountant proves that the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses set forth in the Statement were overstated by more than five percent (5%), then the actual, documented and reasonable cost of the accountant and such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. In no event shall Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as are described in this paragraph. Landlord shall not be liable for the payment of any contingency fee payments to any auditor or consultant of Tenant. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when: (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.	USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for general office, research and development, warehouse uses, and light assembly and production attendant thereto, all of which shall be consistent with the character of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons under Tenant’s control to use, the Premises, the Parking Facilities or any other Common Areas or any part thereof for any use or purpose contrary to the rules and regulations reasonably established by Landlord for the Real Property (the “Rules and Regulations”), attached hereto as Exhibit C and made a part

Amberglen
-7-	Planar Systems

hereof, or in violation of any federal, state or local laws, or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property. Tenant shall not use or allow Tenant Parties (as defined in this Lease) to use any part of the Premises or the Real Property for the storage, use, treatment, manufacture or sale of any hazardous or toxic material (except as otherwise permitted in Article 29 below).

5.3 Compliance With Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Systems and Equipment or Common Areas, such changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to Tenant’s Alterations, the Improvements or the particular nature of Tenant’s use of the Premises, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Tenant shall comply with the Rules and Regulations of the Building and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. The Rules and Regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

5.4 Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of Tenant and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Real Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that (i) any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; (ii) Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; (iii) such security and safety matters are the responsibility of Tenant and local law enforcement authorities; and (iv) in no event shall Landlord be liable for damages, losses, claims, injury to persons or property or causes of action arising out of any theft, burglary, trespass or other entry into the Premises or the Real Property.

6.	SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 7:00 p.m., and on Saturday during the period from 8:00 a.m. to 1:00 p.m., provided that HVAC during such Saturday hours will be supplied only in the event Tenant notifies Landlord’s building manager by 3:00 p.m. on Friday that such HVAC service is required. Notwithstanding the foregoing, HVAC service will not be supplied on the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the Friday following Thanksgiving Day), Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use, and electricity at levels consistent with normal general office use, as determined by Landlord.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises in a manner consistent with other comparable buildings in the vicinity of the Building; provided that the janitorial services provided by Landlord shall not include any clean rooms within the Premises which Tenant notifies Landlord in writing should be excluded from the janitorial service.

6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service, if the Building has an elevator, at all times.

Amberglen
-8-	Planar Systems

6.1.6 Landlord shall provide window washing services for the exterior surface of the Building’s perimeter windows only, at intervals which Landlord deems reasonable. Tenant shall be responsible for the cleaning of all other glass surfaces within the Premises.

6.1.7 Landlord shall provide a conference room located in the building located at 1600 NW Compton Drive (“1600 Building”) for use by tenants of the project of which the Building is a part on a first come, first served basis subject to prior scheduling with the Building manager; provided that this service may be discontinued at any time if in Landlord’s reasonable business judgment it determines that such service is no longer desirable or in the event Landlord ceases to own the 1600 Building.

6.2 Overstandard Tenant Use. Tenant may use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. In the event of such excess use, Landlord will, at Landlord’s sole cost and expense, install a separate meter or submeter to the Premises to measure the amount of electricity or water used by Tenant. Landlord will read such submeter or meter on a regular basis (e.g., monthly) and will compare Tenant’s actual use to the amount of electricity or water typically used by other tenants of the Real Property or tenants of similar properties in the vicinity of the Building, based upon the number kilowatt hours used (or for water, based upon gallons consumed or some similar measure). To the extent Tenant’s use exceeds the typical use as reasonably determined by Landlord, the cost of such excess electricity or water will be included in Utility Expenses payable by Tenant pursuant to Article 4 above and Tenant’s Share of such excess electricity will be 100% for purposes of determining if any Excess is present.

6.3 Interruption of Use. Except as permitted by Section 6.5 below, Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee (not to exceed 5% of the cost of such work).

6.5 Abatement. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide utilities or services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Share of Operating Expenses, Insurance Expenses,

Amberglen
-9-	Planar Systems

Utility Expenses and/or Tax Expenses. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s and Landlord’s mortgagee’s (if applicable), receipt of the applicable Abatement Notice (provided that Landlord will be provided additional time as required to remedy such event so long as Landlord is diligently attempting to remedy such Abatement Event and pursues such remedy to completion). Such right to abate Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be Tenant’s sole remedy for an Abatement Event. This Section 6.5 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

6.6 Package HVAC Units. Tenant shall be entitled to install, as an initial Tenant Improvement or as an Alteration, dedicated heating, ventilation and air conditioning units (“Package Units”) within the Premises at Tenant’s sole cost and expense or as a charge against the Improvement Allowance. The plans and specifications for any Package Units shall, as indicated in Article 8 below and the Tenant Work Letter (as applicable), be subject to Landlord’s reasonable approval. If Tenant elects to install Package Units within the Premises, Tenant shall also install, at Tenant’s sole cost and expense, separate meters or at Landlord’s option, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such meters or submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Package Units and such units shall be considered to be a fixture within the Premises and shall remain upon the Premises, unless Landlord requires Tenant to remove such Package Units, upon the expiration or earlier termination of the Lease Term or any applicable Option Term.

7.	REPAIRS

7.1 Landlord’s Maintenance. Landlord shall (at Landlord’s cost and expense, but subject to inclusion in Operating Expenses to the extent permitted by Article 4 above) maintain the structural portions of the Building including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs and all Common Areas and shall also maintain and repair the basic mechanical, electrical, VAV boxes, life safety, plumbing, sprinkler systems (connected to the core but not any distribution throughout the Premises) and heating ventilating and air conditioning systems (including primary loops connected to the core but not any distribution throughout the Premises). Notwithstanding the foregoing, if any of the foregoing repairs are necessitated by the act or omission of Tenant Parties (as defined in Section 10.1 below), then the cost of such repairs, together with an administrative fee of five percent (5%) of such costs, shall be paid by Tenant to Landlord immediately following delivery of an invoice therefor.

7.2 Tenant’s Maintenance. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord’s costs or expenses, including Landlord’s overhead, arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Tenant hereby waives and releases its right to make repairs at Landlord’s expense and/or terminate this Lease or vacate the Premises under any Oregon law, statute, or ordinance now or hereafter in effect.

7.3 Self-Help Rights. Notwithstanding any provision set forth in this Article 7 to the contrary, if Tenant provides written notice to Landlord and any mortgagee of Landlord (of whom Tenant is notified), of an event or circumstance which requires the action of Landlord and which if not performed will materially and adversely prevent Tenant from operating its permitted business from the Premises and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice (but in any event not later than thirty (30) days after receipt of such notice, unless such repair would normally take longer (and Landlord has commenced said repair work within said thirty (30) day period)), then provided that Tenant’s performance of such repair or maintenance will not void any applicable warranties covering such repair or maintenance, Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice to Landlord and any mortgagee of Landlord (of whom Tenant is notified) (which additional notice must clearly specify that Tenant is taking such required action), and if such action was required under the terms of the Lease to be taken by Landlord and was not taken or commenced by Landlord within such five (5) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action. In the event Tenant takes such action, and such work will affect the Systems and Equipment or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such Systems and Equipment or structural components unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs

Amberglen
-10-	Planar Systems

similar work in first class buildings and who are reasonably approved by Landlord in writing. Within thirty (30) days after receipt of a reasonably particularized invoice from Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, Landlord shall reimburse Tenant the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such reimbursement, but as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease. Tenant agrees to indemnify and hold Landlord harmless from any injury, damage, claim or cause of action which results from Tenant’s performance of such repairs or maintenance.

8.	ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. The construction of the initial improvements to the Premises, if any, shall be governed by the terms of the Tenant Work Letter attached hereto as Exhibit “B” and not the terms of this Article 8.

8.2 Manner of Construction. Tenant shall have obtained Landlord’s approval of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant’s construction of the Alterations; provided, however, a contractor of Landlord’s selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and such work shall be performed at Tenant’s cost. Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require. In addition, Landlord may, in its discretion, as to Alterations which cost in excess of $50,000, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Further, Tenant shall pay to Landlord or its agent a five percent (5%) supervision fee (provided that such supervision fee will be reduced to the extent Landlord’s actual out of pocket cost is lower than 5%) based upon the cost of such work. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable laws and pursuant to a valid building permit, issued by the appropriate governmental authorities, in conformance with Landlord’s construction rules and regulations and in a diligent, good and workmanlike manner. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be posted (if applicable) and recorded in the office of the Recorder of the County in which the Building is located in accordance with all applicable state statutes, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Landlord’s Property. All Alterations and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant at the time of Landlord’s consent to such Alterations or improvements, require Tenant at Tenant’s expense to remove any such Alterations or fixtures and/or any future improvements constructed by or on behalf of Tenant; provided that Tenant will not be responsible for any removal or restoration requirements as to items existing in the Premises as of the date of this Lease, except for (i) those items set forth in Section 29.4 below and (ii) Tenant will be required to remove and repair any damage caused by the removal of the Bruschit Cycle Chamber and all related equipment to such chamber. Nothing herein shall be deemed to require Tenant to restore the Premises to an office condition, but rather are intended only to require that Tenant remove any specified items and repair damage caused by such removal. Landlord will identify which items as depicted on the Construction Drawings (as defined in the Tenant Work Letter), will need to be removed upon the expiration or earlier termination of this Lease, which notice will be given at the time of Landlord’s consent to the Final Working Drawings (as defined in the Tenant Work Letter). In no event shall Landlord require Tenant to restore any preexisting portion of the Premises to a general office build out. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Improvements or fixtures, Landlord may do so and may charge the cost thereof to Tenant. This Section 8.3 shall survive the expiration or earlier termination of this Lease.

Amberglen
-11-	Planar Systems

8.4 Landlord’s Liability for Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers, and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

9.	COVENANT AGAINST LIENS

Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within ten (10) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.	INDEMNITY AND INSURANCE

10.1 Indemnification and Waiver. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any negligent or willful act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, invitees or licensees in or about the Premises, the Building or the Real Property (collectively, “Tenant Parties”); (b) any occurrence within the Premises unless caused by the gross negligence or willful misconduct of Landlord; and/or (c) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises, the Building or elsewhere on the Real Property from any cause, and Tenant hereby waives all claims in respect thereof against Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.2.1 Commercial general liability (CGL) and, if necessary, commercial umbrella insurance, on an occurrence basis, with a limit of not less than $3,000,000 each occurrence. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in Sections 10.1 and 29.2 of this Lease. Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured. Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this agreement.

10.2.2 Commercial property insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements and Alterations. Nothing in this Section 10.2.2 will be construed or deemed to require Tenant to insure the HVAC Systems for the Building (except that Tenant will be required to insure any Package Units installed by or on behalf of Tenant). Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, sprinkler leakage coverage, and boiler and machinery (systems breakdown) coverage. The amount insured shall

Amberglen
-12-	Planar Systems

equal the full replacement cost value new without deduction for depreciation of the covered items. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents. Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above. If the commercial property insurance purchased by Tenant as required above does not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation as required above.

10.2.3 Business income, Business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils. In no event shall Landlord be liable for any business interruption or consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its agents, employees, directors officers or contractors.

10.2.4 Worker’s compensation insurance providing statutory benefits to Tenant’s employees, employers liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability obtained by Tenant. Tenant shall obtain an endorsement to effect this waiver.

10.2.5 Tenant shall maintain automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than $1,000,000 million each accident. Such insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos). Coverage shall be written on ISO form CA 00 01 or a substitute form providing equivalent liability coverage. If necessary, the policy shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00 01. Physical damage coverage, including collision and comprehensive coverage, shall be included. Tenant shall maintain garage insurance under terms equivalent to those of ISO form CA 00 05. Insurance as required by this Paragraph 1.2.6 shall include coverage of the liability of Tenant for property damage to vehicles and vehicle equipment while in the care, custody, or control of Tenant (garagekeepers insurance). This coverage shall apply to losses caused by collision and comprehensive perils. Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the business auto liability or commercial umbrella liability insurance obtained by Tenant (or under any applicable auto physical damage coverage).

10.2.6 Pollution Legal Liability Insurance will not be required unless Tenant’s use of Hazardous Materials increases above the level of Hazardous Materials identified in the Hazardous Materials list initially provided pursuant to Section 29.1 below, in which case Landlord reserves the right to require Tenant to obtain a policy of Pollution Legal Liability Insurance with limits reasonably acceptable to Landlord.

10.3 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease and Landlord makes no representation or guaranty that the insurance required under this Lease shall be sufficient or adequate to protect Tenant. All insurance shall (i) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Oregon; and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord. In addition, the insurance described in Section 10.2.1 above shall (a) name Landlord, any mortgage holder and any other party specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. The insurance described in Section 10.2.2 shall name Landlord, Landlord’s property manager and any lender specified by Landlord as loss-payee as to all items referred to in clause (ii) of Section 10.2.2 and the insurance described in Sections 10.2.2 and 10.2.3 shall have deductibles reasonably acceptable to Landlord. Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord’s delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof.

Amberglen
-13-	Planar Systems

All certificates shall provide that such insurance will not be cancelled (or materially changed) without at least thirty (30) days’ prior written notice (ten (10) days for nonpayment of premiums) to Landlord. The words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision. Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.

10.4 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage, worker’s compensation insurance and loss of income and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insurable under the property damage or loss of income and extra expense insurance required to be maintained hereunder (this waiver extends to deductibles under such insurance).

11.	DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of such Common Areas and the Premises (collectively, the “Base, Shell and Core”) to substantially the same condition as existed prior to the casualty, except for modifications required by law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.2.2, and Landlord shall return the Tenant Improvements and Alterations to their original condition (provided that Tenant will have reasonable approval of the construction drawings for such Tenant Improvements and Alterations); provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In the event there are any excess insurance proceeds from Tenant’s insurer, Landlord will refund such excess to Tenant within a reasonable time after the Tenant Improvements and Alterations are rebuilt. In the event any damage to the Building or Common Area occurs as a result of the negligence or willful misconduct of Tenant and/or its agents, contractors, employees and/or invitees, Tenant shall reimburse Landlord, promptly on demand, for the costs incurred by Landlord in repairing such damage and the provisions of Section 10.5 regarding Landlord’s deductible shall not apply to such reimbursement obligation. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from damage resulting from fire or other casualty or Landlord’s repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days after the date

Amberglen
-14-	Planar Systems

Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) such damage occurs during the last twenty-four (24) months of the Lease Term. Furthermore, if Landlord has not terminated this Lease, and the repairs are not actually completed within such one hundred twenty (120) day period, Tenant shall have the right to terminate this Lease within five (5) business days of the end of such period and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty (30) day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period. In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twenty four (24) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, licensees, invitees or agents, then notwithstanding anything in this Article 11 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of Oregon with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

12.	NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated in such waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.

13.	CONDEMNATION

If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for goodwill and moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor (if applicable) with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. If any part of the

Amberglen
-15-	Planar Systems

Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to any Oregon law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.

14.	ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as set forth in Section 14.7, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld if Landlord does not elect to proceed under Section 14.4 below, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require. If there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). As a condition to Landlord’s consent to any proposed assignment of this Lease, Landlord may, at Landlord’s sole option, require the assigning Tenant to guaranty the proposed assignee’s obligations under this Lease, as assigned; and, if Landlord so elects, the assigning Tenant shall execute a Guaranty of Lease in a form reasonably acceptable to Landlord. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant; (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iii) the Transferee is either a governmental agency or instrumentality thereof; (iv) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space; (v) the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; (vi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (vii) the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); (viii) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Building at the time of the request for consent, (B) is negotiating with Landlord to lease space in the Building at such time, or (C) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; (ix) in the case of a proposed sublease by Tenant, the rent to be paid Tenant by the proposed Transferee is less than the prevailing fair market rent (as determined by Landlord) for the Subject Space on a non-sublease basis; or (x) Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

Amberglen
-16-	Planar Systems

14.3 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant’s receipt from Transferee, fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space from Tenant. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. However, if Landlord elects to recapture the Subject Space, Tenant may, within ten (10) days after Tenant’s receipt Landlord’s notice thereof, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow Landlord to recapture the Subject Space. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include a change in the ownership of twenty-five percent (25%) or more of the ownership interests of Tenant or of any entity controlling Tenant (a “Parent Entity”) within a twelve (12)-month period, unless Tenant or such Parent Entity is a publicly-held company whose stock trades on a nationally-recognized exchange. For purposes of this Section “controlling” shall mean the ability, directly or indirectly, to direct or cause the direction of the management of Tenant, whether through ownership of an equity interest, by contract, or otherwise.

14.7 Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not be deemed a transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease to such Affiliate (including, in the event of an assignment, evidence of the assignee’s assumption of Tenant’s obligations under this Lease or, in the event of a sublease, evidence of the sublessee’s assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by

Amberglen
-17-	Planar Systems

Tenant to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Building, and (iv) the net worth of such Affiliate is not less than reasonably required to fulfill the terms of this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 14 shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity. Nothing contained in this Section 14.7 shall be deemed to release Tenant from its obligations under this Lease.

15.	SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY

No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty damage, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish, such items of furniture, equipment, and cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway, other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3. To the fullest extent permitted by applicable law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In addition, if Tenant fails to remove Tenant’s personal property from the Premises within 30 days after written notice, Landlord may (but shall not be obligated to) deem all or any part of Tenant’s personal property to be abandoned, and title to Tenant’s personal property (except with respect to any Hazardous Material (defined in Paragraph 29)) shall be deemed to be immediately vested in Landlord with no obligation on the part of Landlord to compensate Tenant for such property.

16.	HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and Base Rent shall be payable at a monthly rate equal to 150% of the greater of: (A) the sum of the Base Rent and Tenant’s Share of Operating Expenses due for the period immediately preceding the holdover; or (B) the sum of the fair market rent for the Premises and Tenant’s Share of Operating Expenses due for the period immediately preceding the holdover. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Such holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a default hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover. Notwithstanding the foregoing, Tenant shall have no obligation to compensate Landlord for any consequential damages or lost profits suffered by any party in connection with any such holdover, unless, and then only for periods after, Landlord shall have provided written notice to Tenant that a new tenant has entered into a lease for all or a portion of the Premises, and at least thirty (30) days have elapsed since Landlord shall have delivered such notice to Tenant.

17.	ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord or Tenant, Landlord or Tenant shall execute and deliver to the requesting party an estoppel certificate, in such form as may be required by the requesting party or any prospective mortgagee or purchaser of the Real Property, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested.

Amberglen
-18-	Planar Systems

18.	SUBORDINATION

Within thirty (30) days after the full execution and delivery of this Lease, Landlord shall attempt to obtain a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) from the current lender of the Building. In the event Landlord is unable to obtain a SNDA within sixty (60) days after the date of full execution and delivery of this Lease, Tenant may, at Tenant’s option, directly contact Landlord’s lender and attempt to negotiate for the execution and delivery of a SNDA. This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided that a condition to such attornment shall be that Tenant receives a commercially reasonable nondisturbance agreement. Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the lender or holder of any mortgage or trust deed upon any foreclosure, to the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such lender, purchaser or lessor, and to recognize such lender, purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

19.	DEFAULTS; REMEDIES

19.1 Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within three (3) days after notice the same is due; or

19.1.2 Any failure by Tenant (other than a failure pursuant to Section 19.1.1 or 19.1.4) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the insolvency of Tenant or any guarantor of this Lease or the inability of Tenant or any guarantor of this Lease to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within thirty (30) days; or

19.1.4 The failure of Tenant to execute any documents referenced in Article 17 or 18 within the time periods set forth in those Articles.

Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under current or future Oregon statutes.

19.2 Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified) from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period). Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights

Amberglen
-19-	Planar Systems

are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.

20.	LANDLORD REMEDIES

20.1 Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at law or in equity, including, without limitation, any one or more of the following remedies:

20.1.1 Without terminating this Lease, re-enter and take possession of the Premises;

20.1.2 Without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby voiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized, at Tenant’s expense, to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord;

20.1.3 Terminate this Lease;

20.1.4 Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

20.1.5 Cure such event of default for Tenant at Tenant’s expense (plus a 5% administrative fee);

20.1.6 Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

20.1.7 Require all future payments to be made by cashier’s check, money order, or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five days late;

20.1.8 Apply any Security Deposit as permitted under this Lease; and/or

20.1.9 Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

20.2 Measure of Damages.

20.2.1 Calculation. If, as a result of Tenant’s default under this Lease, Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

20.2.2 Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory, or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees, and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the amount of such rental loss that Tenant proves would be reasonably avoided pursuant to Section 20.4 below, or, if the Premises are relet, the actual rental value (not to be less than the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

Amberglen
-20-	Planar Systems

20.3 Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the rate set forth in Article 25 below. However, in no event shall the charges permitted under this Section 20.3 or elsewhere in this Lease, to the extent they are considered interest under applicable law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by law, then it is the express intent of Landlord and Tenant that all the excess amounts collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. Notwithstanding any other provision of this Lease to the contrary, Tenant shall hold the Landlord Indemnified Parties harmless from and indemnify and defend such parties against, all claims that arise out of or in connection with a breach of this Lease, specifically including any violation of applicable laws or Contamination (defined in Article 29) caused by Tenant.

20.4 Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall use commercially reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Article 14, or who (1) is an Affiliate, parent, or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; or (3) is unwilling to accept reasonable lease terms then proposed by Landlord. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. Listing the Premises with a broker in a manner consistent with the foregoing shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises.

20.5 Intentionally Omitted.

20.6 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

21.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

22.	SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 11 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant’s default hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. Landlord shall return the Security Deposit (less any portion

Amberglen
-21-	Planar Systems

thereof used, applied or retained by Landlord as permitted herein) to Tenant within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of any applicable Oregon statutes or laws, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.

23.	INTENTIONALLY OMITTED

24.	SIGNS

24.1 Premises Identification and Building Directory Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to (i) Building-standard identification signage outside of Tenant’s Premises on the floor on which Tenant’s Premises are located, and (ii) to one (1) line on the Building directory to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program and will comply with all applicable governmental requirements, codes or ordinances (including the receipt of any necessary permits). Any change in Tenant’s signage shall be at Tenant’s sole cost and expense.

24.2 Prohibited Signage and Other Items. Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

24.3 Monument Signage. Subject to this Section 24.3, Tenant shall be entitled to install, at its sole cost and expense, a strip on the Building’s existing monument sign (“Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, and shall be subject to any covenants, conditions and restrictions affecting the Project. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to the originally named Tenant and may not be transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the Building’s monument sign and shall cause the monument sign to be restored to the condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore the monument sign as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefore. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

Should the name of the original Tenant change, or should this Lease be assigned to an Affiliated Assignee, then the Signage may be modified at Tenant’s sole cost and expense to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend a institutional landlord of a project comparable to the Building, taking into consideration the level and visibility of such signage or (ii) cause Landlord to be in default under any lease or license with another tenant of the Project.

25.	LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when said amount is due, then (i) Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay

Amberglen
-22-	Planar Systems

Rent and/or other charges when due hereunder, and (ii) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by the largest federally chartered banking institution in the State where the Building is located plus five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

26.	LANDLORD’S RIGHT TO CURE DEFAULT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums incurred by Landlord in connection therewith. Tenant’s reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

27.	ENTRY BY LANDLORD

Landlord reserves the right upon twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service (such as janitorial)) to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post or serve notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Tenant shall be permitted to have a representative of Tenant present during any entry by Landlord and which representative may accompany Landlord during such entry. Landlord agrees to comply with any reasonable security requirements of Tenant and any requirements regarding any clean rooms located within the Premises of which Landlord has been notified and which Tenant’s representative points out during any entry by Landlord. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; (C) perform any covenants of Tenant which Tenant fails to perform; or (D) to address an emergency. Any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord will use commercially reasonable efforts to minimize any interference with tenant’s business operations as a result of Landlord’s entry pursuant to this Article 27.

28.	TENANT PARKING

Subject to compliance with the rules and regulations reasonably prescribed by Landlord, Tenant shall be provided parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 12 of the Summary to park in the Parking Facilities, on a non-exclusive basis. In the event Tenant installs any improvements or alterations in the parking area (which items will all be subject to Landlord’s prior consent as outlined elsewhere in this Lease), any parking spaces blocked or covered by reason of such improvements or alterations shall count towards the number of parking passes which Tenant is entitled to hereunder. In no event shall Tenant use more than the number of parking passes allocated to Tenant by Section 12 of the Summary. Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facilities, or relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. In the event there is any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, such taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges.

Amberglen
-23-	Planar Systems

29.	HAZARDOUS MATERIALS

29.1 Restrictions. Except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises or materials and goods used or stored as part of Tenant’s Permitted Use hereunder (such use and storage to which Landlord consents, subject to the terms and conditions of this Section 29.1), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or store or use any Hazardous Material in or about the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord’s consent to Tenant’s use of any Hazardous Materials is given in reliance on Tenant’s representation and warranty (which Tenant hereby gives) that the Hazardous Materials in question (1) are necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept, and disposed of in compliance with all Environmental Laws and other applicable laws. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Concurrently with the execution of this Lease and upon any change in the items or quantities used or on each annual anniversary of the Commencement Date thereafter, Tenant agrees to provide Landlord with a list of any and all Hazardous Materials to be used or stored in or about the Premises, which list shall include what the materials are used for, the quantity being used or stored, any permits or other information relating to such materials and proof of Tenant’s compliance with Environmental Laws relating to such materials (e.g., MSDS information) and any other information reasonably requested by Landlord, which list Tenant will update as required in the event there are any changes to such list. In the event Landlord determines that any Hazardous Materials which Tenant intends to use in the Premises pose a risk to persons or property, Landlord may either impose reasonable restrictions on Tenant’s use of such Hazardous Materials or prohibit the use of such materials, provided that any prohibition will be accompanied by a written statement detailing the reasons for such prohibition. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Buildings and the Real Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Buildings and/or the Real Property or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease), regardless of whether such items were brought onto the Premises, Building and/or Real Property before, during or after the Term of this Lease.

29.2 Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 5% administrative fee. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including testing, remediation and consultant and reasonable attorneys’ fees and court costs, arising or resulting from (a) any Contamination on or about the Premises, Building or Real Property caused by Tenant or any Tenant Parties; or (b) any breach of this Article 29 by Tenant. The terms of this Section 29 shall survive the expiration or termination of this Lease.

29.3 Definitions. A “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation, or remediation under any laws or which is now or hereafter defined, listed, or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi, or other bacterial agents, in, on, under, at, or from the Premises, the Building, or the Real Property which may result in any liability, fine, use restriction, cost recovery

Amberglen
-24-	Planar Systems

lien, remediation requirement, or other government or private party action, or imposition affecting any Landlord Indemnified Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal, and restoration work, including response costs under CERCLA and similar statutes.

29.4 Existing Hazardous Materials. Tenant was previously a Tenant in the Building pursuant to that certain Lease dated as of March, 1996 by and between Tenant and Science Park Limited Partnership I as landlord, (together with all amendments to such lease, the “Existing Lease”). Landlord is the successor in interest to Science Park Limited Partnership I. Pursuant to the Existing Lease, Tenant is responsible for remediating, removing and otherwise cleaning up certain Hazardous Materials located on the Real Property, including storage tanks and related equipment attendant to such Hazardous Materials use and other equipment installed by or on behalf of Tenant outside the Premises. This Lease will not be construed in any way to release Tenant of such remediation obligations and all such remediation work shall be diligently performed within ninety (90) days after the expiration or earlier termination of this Lease (no holdover charges will apply to Tenant’s restoration work for such exterior items so long as such work in completed within the ninety (90) day period set forth above).

30.	MISCELLANEOUS PROVISIONS

30.1 Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party. An electronic or facsimile copy of the Lease shall be deemed an original for purposes of this Section 30.1. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

30.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

30.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

30.4 Transfer of Landlord’s Interest. In the event Landlord transfers all or any portion of its interest in the Real Property and Building and in this Lease, Landlord shall automatically be released from all remaining liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer.

30.5 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

30.6 Time of Essence. Time is of the essence of this Lease and each of its provisions.

30.7 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

30.8 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

30.9 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations,

Amberglen
-25-	Planar Systems

arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

30.10 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

30.11 Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, “Notices”) by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery. Notices shall be directed to the parties at their respective addresses set forth in the Summary. In the event that a different address is furnished by either party to the other party in accordance with the procedures set forth in this Section 30.11, Notices shall thereafter be sent or delivered to the new address. Notices given in the foregoing manner shall be deemed given (a) when actually received or refused by the party to whom sent if delivered by carrier or personally served or (b) if mailed, on the day of actual delivery or refusal as shown by the addressee’s registered or certified mail receipt. For purposes of this Section 30.11, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

30.12 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

30.13 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

30.14 Governing Law; Jurisdiction and Venue. This Lease and the rights and obligations of the parties shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located. All obligations under this Lease are performable in the County in which the Building is located, which shall be the venue for all legal actions.

30.15 Jury Trial Waiver. TENANT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS LEASE OR ANY CONDUCT, ACT OR OMISSION OF LANDLORD, TENANT, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LANDLORD OR TENANT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Amberglen
-26-	Planar Systems

30.16 Paragraph Headings. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.

30.17 Recording. Tenant shall not record this Lease or any memorandum of lease.

30.18 Authority. Tenant covenants, warrants, and represents that each individual executing, attesting, and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.

30.19 Relationship. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture, or any other relationship.

30.20 Survival of Obligations. The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Those terms or provisions of this Lease which this Lease expressly states shall survive, or which by their context are clearly intended to survive, the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.

30.21 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay the Brokers pursuant to a separate agreement.

30.22 Transportation Management. Tenant shall fully comply with all mandatory present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

30.23 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

30.24 Landlord Renovations. Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein or in the Tenant Work Letter, if applicable), during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the Parking Facilities, Common Areas, Systems and Equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as may be permitted by Section 6.5 above. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations during any Renovations.

30.25 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord a certified current financial statement of Tenant and any guarantor of this Lease. The foregoing shall not apply if Tenant’s financial statements are publicly available (e.g., via the internet).

30.26 Excepted Rights. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances

Amberglen
-27-	Planar Systems

under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes, terrorist activities and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder, except as may be permitted under Section 6.5 above.

30.27 Interpretation of Lease Terms. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.

30.28 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

30.29 OFAC Compliance. For purposes of this Section 30.29, the term “Affiliated Parties” shall mean Tenant and any and all subsidiaries, predecessors, agents and affiliates thereof. “Blocked Parties” mean any person or entity (A) that is itself or an Affiliated Party of an entity listed in the Annex to, or is otherwise subject to the provisions of, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order”), (B) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any Patriot Act Related Law (as defined below), (C) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order, (D) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list. The “Patriot Act Related Laws” are defined as any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, OFAC’s Specially Designated and Blocked Persons list) or any statute or executive order (including, but not limited to, the Executive Order) designed to limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., including, without limitation Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as the same may be amended from time to time, and any other governmental law, rule or regulation implementing such laws or purposes. Tenant hereby represents and warrants that Tenant and all Affiliated Parties (i) have never been a Blocked Party, and (ii) have been and are currently in full compliance with all Patriot Act Related Laws. Tenant covenants that neither Tenant nor any of its Affiliated Parties will do any of the following: (i) conduct any business or engage in any transaction or deal with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Patriot Act Related Law. Tenant covenants and agrees to deliver to Landlord reasonable evidence of its compliance with the provisions of this Section 30.29. Tenant shall implement an internal methodology for ensuring compliance with the Patriot Act Related Laws and avoiding business transactions with Blocked Parties. If, at any time, any of the representations set forth above in this Section 30.29 becomes false or Tenant breaches any other provision of this Section 30.29, then it shall be considered a default under this Lease after any applicable notice and cure period.

[signatures on following page]

Amberglen
-28-	Planar Systems

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

EQUASTONE AMBERGLEN, LLC a Delaware limited liability company

By: Equastone AmberGlen Manager, LLC a Delaware limited liability company Its: Manager

By:
Name:
Its:

By:
Name:
Its:

TENANT:

PLANAR SYSTEMS, INC., an Oregon corporation

*By:
Name:
Title:

*By:
Name:
Title:

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Agreement.

Amberglen
-29-	Planar Systems

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

[see attached]

EXHIBIT A	Amberglen
-1-	Planar Systems

EXHIBIT A	Amberglen
-2-	Planar Systems

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit “B”, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises and (ii) of the floor of the Building on which the Premises are located (collectively, the “Base, Shell and Core”).

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance “) in the amount of Ten Dollars ($10.00) per square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements that are permanently affixed to the Premises (the “Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance, except that Tenant may elect to use an amount equal to the lesser of (i) any unused portion of the Improvement Allowance and (ii) $2.00 per square foot of the Premises as a credit against Tenant’s monthly Base Rent next due under the Lease; provided Tenant makes such election in writing to Landlord within ten (10) business days after the date of substantial completion of the Improvements.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items “): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code “); and (v) the “Landlord Coordination Fee,” as that term is defined in Section 4.3 of this Tenant Work Letter. However, in no event shall more than $3.00 per square foot of the Improvement Allowance be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be deemed to constitute an Over-Allowance Amount. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.1 Monthly Disbursements. On or before the first day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable laws in the state where the Building is located; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s

Amberglen
-1-	Planar Systems

acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with the applicable laws in the state where the Building is located, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property.

2.3 Standard Tenant Improvement Package. Landlord will establish specifications (the “Specifications “) for the Building-standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package “), which Specifications are available upon request. In the event no Specifications have been established, Tenant will use materials and finishes reasonably approved by Landlord. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications. Nothing contained in this Section 2.3 shall impose any restoration requirement on Tenant other than those contained elsewhere in the Lease and this Tenant Work Letter.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect “) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1; provided that Landlord hereby approves LRS Architects. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers “) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Improvements; provided that Landlord hereby approves R&W Engineering, Inc. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings .” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

Amberglen
-2-	Planar Systems

3.3. Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings “) and shall submit the same to Landlord for Landlord’s approval.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings “) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits “). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord. Landlord hereby approves Commercial Contractors, Inc. as the Contractor.

4.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work.

4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. The Tenant shall pay a logistical coordination fee (the “Landlord Coordination Fee “) to Landlord in an amount equal to five percent (5%) of the total amount of the construction contract and general conditions between the Tenant and the Contractor, which amount represents Landlord’s actual, out of pocket cost of supervising the construction of the Improvements.

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Section 10.1 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.

4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 10 of the Lease.

4.4.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

Amberglen
-3-	Planar Systems

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. The Tenant has designated Cresa Partners as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Evergreen Engineering as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

5.5 Occupancy by Tenant Prior to the Commencement Date. Tenant shall have access to the Premises prior to the Commencement Date for the purpose of constructing the improvements pursuant to this Tenant Work Letter and otherwise preparing the Premises for Tenant’s occupancy. Notwithstanding anything to the contrary contained herein, Tenant shall also have the right to commence business from the Premises during the period prior to the Commencement Date, provided that (i) Tenant shall give Landlord prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of this Lease shall apply during such early occupancy period (if any), except that Tenant’s obligation to pay monthly Base Rent or Additional Rent shall not apply during such period.

Amberglen
-4-	Planar Systems

EXHIBIT C

[AMBERGLEN]

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Landlord may supply access cards for Tenant’s employees, which cards will be furnished at a reasonable cost to be established by Landlord. Tenant will be responsible for returning all access cards upon the expiration or earlier termination of the Lease and will pay a reasonable replacement fee for any lost or stolen cards.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Real Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the stairs or elevators, except upon prior notice to Landlord, and in such manner, in such specific stairwell or elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator or stairwell for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators, stairwells or other parts of the Building. In no event shall Tenant’s use of the elevators or stairwells for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m., 11:30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.

6. Landlord shall have the right to control and operate the public portions of the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. The requirements of Tenant will be attended to only upon application at the Office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

EXHIBIT C	Amberglen
-1-	Planar Systems

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use or keep in or on the Premises or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

18. Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.

21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the area in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways, stairwells and elevators provided for such purposes at such times as Landlord shall designate.

22. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

EXHIBIT C	Amberglen
-2-	Planar Systems

23. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

24. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

25. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

26. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

28. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

29. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

30. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

31. Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms onto the Real Property or surrounding areas at any time.

32. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Real Property, and for the preservation of good order thereof, as well as for the convenience of other occupants and tenants thereof. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Amberglen
-3-	Planar Systems